Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement (No. 333-184321) to Form S-1 on Form S-3 of Advanced Cell Technology, Inc. and subsidiary of our reports dated March 7, 2013, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Advanced Cell Technology, Inc. and subsidiary for the year ended December 31, 2012.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SingerLewak LLP

Los Angeles, California

March 7, 2013